Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

September 16, 2003

Health Care Property Investors, Inc.

Suite 900

4675 MacArthur Court

Newport Beach, California 92660

Re:	Health Care Property Investors, Inc., a Maryland corporation (the “Company”)—Issuance and Sale of Two Million Five Hundred Thousand (2,500,000) shares (the “Shares”) of common stock, par value one dollar ($1.00) per share (the “Common Stock”), of the Company, to be issued pursuant to the Company’s 2000 Stock Incentive Plan, as amended and restated (the “Plan”)

Ladies and Gentlemen:

We have acted as special Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company on Form S-8 filed, or to be filed, with the Securities and Exchange Commission (the “Commission”) on or about September         , 2003, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof. You have requested our opinion with respect to the matters set forth below.

In our capacity as special Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”), consisting of Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on July 27, 2001 and Articles Supplementary filed with the Department on September 11, 2003;

(ii)	the Second Amended and Restated Bylaws of the Company, dated as of April 28, 1999, Amendment No. 1 to Second Amended and Restated Bylaws of the Company, dated as of September 6, 2001, Amendment No. 2 to Second Amended and Restated Bylaws of the Company, dated as of May 14, 2002, Amendment No. 3 to Second Amended and Restated Bylaws of the Company, dated as of October 7, 2002, Amendment No. 4 to Second Amended and Restated Bylaws of the Company, dated as of May 7, 2003, Amendment No. 5 to Second Amended and Restated Bylaws of the Company, dated as of May 30, 2003 and Amendment No. 6 to Second Amended and Restated Bylaws of the Company, dated as of September 5, 2003 (collectively, the “Bylaws”);

(iii)	the Minutes of the Organizational Action of the Board of Directors of the Company, dated March 21, 1985 (the “Organizational Minutes”);

(iv)	resolutions of the Board of Directors of the Company, duly adopted as of June 20, 2000 and March 21, 2003 (collectively, the “Directors’ Resolutions”);

(v)	the Plan;

(vi)	the Registration Statement on Form S-8 in substantially the form filed or to be filed with the Commission pursuant to the Act (the “Registration Statement”);

(vii)	a status certificate of the Department, dated September 11, 2003, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(viii)	a Certificate of Officer of the Company, of even date herewith, executed by Edward J. Henning, Senior Vice President, General Counsel and Corporate Secretary of the Company to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Plan are true and correct, have not been rescinded or modified and are in full force and effect as of the date hereof; and

(ix)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	between the date hereof and the date of issuance of the Shares, the Company will not take any other action, including, but not limited to, the issuance of additional shares of Common Stock, which will cause the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to the issuance of the Shares, to exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter;

(e)	the number of Shares issued or transferred or exercised subsequent to the date hereof pursuant to Restricted Stock Awards, Dividend Equivalents or Stock Performance Awards (as such terms are defined in the Plan) under the Plan shall not exceed 1,000,000 Shares;

(f)	none of the Shares issued subsequent to the date hereof will be issued or transferred in violation of the provisions of Article V of the Charter relating to restrictions on ownership and transfer of stock; and

(g)	none of the Shares issued subsequent to the date hereof will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Shares are available for issuance in connection with the Plan and when the Shares are issued either as stock awards or upon the exercise of options duly authorized by the Board of Directors, or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the stock awards or options relating to such Shares, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,,

/s/    Ballard Spahr Andrews & Ingersoll LLP

3